Exhibit 99


[BAY VIEW LOGO]

                                                         NEWS RELEASE




October 20, 1999


             BAY VIEW CAPITAL ANNOUNCES 92% INCREASE IN EPS TO $0.48


SAN MATEO, CALIFORNIA - Bay View Capital Corporation today reported net income of $9.0 million, or $0.48 per diluted share, for the third quarter of 1999. This compares with net income of $7.5 million, or $0.40 per diluted share, for the second quarter of 1999 and $5.0 million, or $0.25 per diluted share, for the third quarter of 1998. Net income for the first nine months of 1999 was $23.7 million, or $1.25 per diluted share, as compared with $15.3 million, or $0.74 per diluted share, for the first nine months of 1998.

     The increase in net income and earnings per diluted share for the third quarter of 1999, as compared with the second quarter of 1999, was primarily driven by higher noninterest income. The increases in net income and earnings per diluted share for the third quarter of 1999, as compared with the third quarter of 1998, and for the first nine months of 1999, as compared with the first nine months of 1998, were primarily driven by higher net interest income, higher noninterest income and lower general and administrative expenses.

                            CONTRIBUTION BY PLATFORM

     Our business activities are conducted from the following four platforms:

     o   A  Banking  Platform  comprised  of  single-family,   multi-family  and
         commercial mortgage loans, mortgage-backed securities, retail and business deposit products and services, and asset-based commercial participation loans. The Banking Platform also includes franchise loans purchased during the first nine months of 1999 in connection with our pending acquisition of Franchise Mortgage Acceptance Company, sometimes referred to as FMAC. We anticipate presenting FMAC's franchise lending activities as a separate business platform subsequent to our consummation of the acquisition.

     o A Home Equity Platform comprised of home equity loans and lines of credit.

     o   An Auto Platform comprised of motor vehicle loans and leases.

     o A Commercial Platform comprised of asset-based lending, factoring and commercial leasing activities.

     Each of our business platforms contributes to our overall profitability. Contribution by platform is defined as each platform's net interest income and noninterest income less each platform's allocated provision for losses on loans and leases, direct general and administrative expenses, including certain direct expense allocations, and other noninterest expense, including the amortization of intangible assets.

     In computing net interest income by platform, funding costs are allocated to each platform based on the duration of its interest-earning assets and auto-related leased assets and, specifically, by matching these assets with interest-bearing liabilities with similar durations. Accordingly, the Auto Platform's and the Commercial Platform's funding costs were determined based on our average cost of transaction accounts for the appropriate period. The Banking Platform's and the Home Equity Platform's funding costs were determined based on the average cost of our remaining funding sources, including the noninterest expense associated with our 9.76% Capital Securities issued on December 21, 1998.

     All  indirect   general  and   administrative   expenses  not  specifically
identifiable with, or allocable to, our business platforms are included in indirect corporate overhead. Indirect corporate overhead includes both recurring items, such as our administrative and support functions, and certain special mention items, such as expenses associated with corporate-wide process and systems re-engineering projects and third-party Year 2000 compliance-related activities.

     The following tables illustrate each platform's contribution for the periods indicated. The tables also illustrate the reconciliation of total contribution by platform to our net income for the periods indicated. Reconciling items generally include indirect corporate overhead and income tax expense.

                                           Three Months Ended September 30, 1999 (Unaudited)
                                           -------------------------------------------------
                                          Banking   Home Equity   Auto    Commercial    Total
                                          -------   -----------   ----    ----------    -----
                                                           (Dollars in thousands)

Net interest income (1)                  $ 23,608    $ 8,320   $ 6,437    $ 3,925     $ 42,290
Provision for losses on loans and leases        -     (5,050)   (1,650)      (300)      (7,000)
Noninterest income (2)                      7,014         21    16,828        392       24,255
Direct general and administrative
   expenses (1)                           (14,702)    (1,071)   (3,258)    (2,102)     (21,133)
Leasing expenses (2)                            -          -   (11,313)         -      (11,313)
Dividend expense on Capital Securities     (1,877)      (356)        -          -       (2,233)
Net income on real estate owned                83          -         -          -           83
Amortization of intangible assets          (2,055)         -      (340)      (350)      (2,745)
                                         --------    -------   -------    -------     --------

Contribution by platform                 $ 12,071    $ 1,864   $ 6,704    $ 1,565     $ 22,204
                                         ========    =======   =======    =======     ========
Indirect corporate overhead (1)                                                         (5,636)
Income tax expense                                                                      (7,534)
                                                                                      --------
Net income                                                                            $  9,034
                                                                                      ========

                                           Three Months Ended June 30, 1999 (Unaudited)
                                          --------------------------------------------------
                                          Banking   Home Equity   Auto    Commercial    Total
                                          -------   -----------   ----    ----------    -----
                                                           (Dollars in thousands)

Net interest income                      $ 24,410    $ 8,530   $ 6,305    $ 3,501     $ 42,746
Provision for losses on loans and leases        -     (5,107)   (1,300)      (393)      (6,800)
Noninterest income (2)                      4,471         17    13,408        219       18,115
Direct general and administrative
   expenses (1)                           (14,226)    (1,013)   (3,499)    (2,060)     (20,798)
Leasing expenses (2)                            -          -    (8,938)         -       (8,938)
Dividend expense on Capital Securities     (1,910)      (324)        -          -       (2,234)
Net income on real estate owned                57          -         -          -           57
Amortization of intangible assets          (2,191)         -      (329)      (363)      (2,883)
                                         --------    -------   -------    -------     --------

Contribution by platform                 $ 10,611    $ 2,103   $ 5,647    $   904     $ 19,265
                                         ========    =======   =======    =======
Indirect corporate overhead (1)                                                         (5,081)
Income tax expense                                                                      (6,648)
                                                                                      ---------
Net income                                                                            $  7,536
                                                                                      ========

                                           Three Months Ended September 30, 1998 (Unaudited)
                                          ------------------------------------------------------
                                          Banking   Home Equity     Auto     Commercial    Total
                                          -------   -----------     ----     ----------    -----
                                                           (Dollars in thousands)
Net interest income                      $ 21,923    $  7,362    $  7,232    $  2,747    $ 39,264
Provision for losses on loans and leases        -        (925)     (1,829)          -      (2,754)
Noninterest income (2)                      4,661          19       4,077         239       8,996
Direct general and administrative
   expenses (1)                           (16,094)       (750)     (4,041)     (2,252)    (23,137)
Leasing expenses (2)                            -           -      (2,459)          -      (2,459)
Net income on real estate owned                 2           -           4           2           8
Amortization of intangible assets          (2,212)          -        (289)       (363)     (2,864)
                                         --------    --------    --------    --------    --------
Contribution by platform                 $  8,280    $  5,706    $  2,695    $    373      17,054
                                         ========    ========    ========    ========

Indirect corporate overhead  (1)                                                           (7,109)
Income tax expense                                                                         (4,920)
                                                                                          -------
Net Income                                                                                $ 5,025
                                                                                          =======


                                           Nine Months Ended September 30, 1999 (Unaudited)
                                          ------------------------------------------------------
                                          Banking    Home Equity      Auto     Commercial     Total
                                          -------    -----------      ----     ----------     -----
                                                           (Dollars in thousands)
Net interest income (1)                  $  71,478    $  25,021    $  18,834    $  10,486    $ 125,819
Provision for losses on loans and leases         -      (13,658)      (4,700)        (753)     (19,111)
Noninterest income (1) (2)                  16,967           62       40,421          887       58,337
Direct general and administrative
   expenses (1)                            (43,205)      (3,110)     (10,760)      (6,082)     (63,157)
Leasing expenses (2)                             -            -      (26,932)           -      (26,932)
Dividend expense on Capital Securities      (5,687)      (1,015)           -            -       (6,702)
Net income on real estate owned                106            -            -            -          106
Amortization of intangible assets           (6,483)           -         (973)      (1,076)      (8,532)
                                         ---------    ---------    ---------    ---------    ---------
Contribution by platform                 $  33,176    $   7,300    $  15,890    $   3,462       59,828
                                         =========    =========    =========    =========

Indirect corporate overhead (1)                                                                (15,647)
Income tax expense                                                                             (20,478)
                                                                                              --------
Net income                                                                                    $ 23,703
                                                                                              ========

                                           Nine Months Ended September 30, 1998 (Unaudited)
                                          ------------------------------------------------------
                                          Banking   Home Equity     Auto     Commercial    Total
                                          -------   -----------     ----     ----------    -----
                                                           (Dollars in thousands)
Net interest income                      $  71,511    $  14,491    $  20,706    $   7,834    $ 114,542
Provision for losses on loans and leases         -       (1,470)      (3,644)           -       (5,114)
Noninterest income (2)                      12,192          198        6,385          552       19,327
Direct general and administrative
   expenses (1)                            (47,612)      (1,665)     (12,602)      (6,164)     (68,043)
Leasing expenses (2)                             -            -       (3,167)           -       (3,167)
Net income on real estate owned                 88            -            4          102          194
Amortization of intangible assets           (6,517)           -         (869)      (1,089)      (8,475)
                                         ---------    ---------    ---------    ---------    ---------
Contribution by platform                 $  29,662    $  11,554    $   6,813    $   1,235       49,264
                                         =========    =========    =========    =========    =========

Indirect corporate overhead (1)                                                                (19,175)
Income tax expense                                                                             (14,769)
                                                                                              --------
Net income                                                                                    $ 15,320
                                                                                              ========

(1) Amounts include certain special mention items which are discussed at "Net Interest Income and Net Interest Margin", "Noninterest Income" and "General and Administrative Expenses." Special mention items generally include income and expense items recognized during the period that we believe are significant and/or unusual in nature and therefore useful to you in evaluating our performance and trends. These items may or may not be nonrecurring in nature.

(2)      The Auto Platform commenced its leasing  activities  effective April 1,
         1998.  A  discussion   of  each  of  the   significant   components  of
         contribution by platform follows:

                   NET INTEREST INCOME AND NET INTEREST MARGIN

     Net interest income for the third quarter of 1999 was $42.3 million as compared with $42.7 million for the second quarter of 1999 and $39.3 million for the third quarter of 1998. Net interest income for the first nine months of 1999 was $125.8 million as compared with $114.5 million for the first nine months of 1998. Net interest margin was 3.21% for the third quarter of 1999 as compared with 3.28% for the second quarter of 1999 and 3.05% for the third quarter of 1998. Net interest margin was 3.23% for the first nine months of 1999 as compared with 3.00% for the first nine months of 1998.

     The decrease in net interest income and net interest margin for the third quarter of 1999, as compared with the second quarter of 1999, was primarily due to a $600,000 nonrecurring item which negatively impacted interest income during the third quarter of 1999 combined with a slight increase in funding costs. The nonrecurring item related to a reconciliation of principal and interest payment activity reported by a third-party loan servicer. Excluding this nonrecurring item, net interest income for the third quarter of 1999 was slightly higher as compared with the second quarter of 1999. The slight increase in funding costs was due to the recent increase in the interest rate environment and additional funding sources utilized during the quarter. These additional funding sources, including a warehouse line and $50 million of 10% Subordinated Notes issued by Bay View Bank on August 18, 1999, were consistent with the funding strategies previously announced in connection with our pending acquisition of FMAC. Net interest income and net interest margin for the third quarter of 1999 were also adversely impacted by the sale of $450 million in multi-family COFI-based loans on July 30, 1999, whereby a portion of the proceeds were used to pay down borrowings and the remaining proceeds were invested in lower-yielding short-term investments awaiting redeployment in higher-yielding assets, including franchise loans.

     The increases in net interest income and net interest margin for the third quarter of 1999, as compared with the third quarter of 1998, and the first nine months of 1999, as compared with the first nine months of 1998, were attributable to both increases in average interest-earning assets and increases in net interest margin. The increases in average interest-earning assets reflect the replacement of asset prepayments, including normal amortization, with asset originations and purchases, including our purchases of franchise loans. The increases in net interest margin reflect the overall impact of the continued change in the mix of our interest-earning assets whereby our lower-yielding mortgage-based asset prepayments are being replaced primarily with consumer and commercial assets with higher risk-adjusted yields, including franchise loans. Specifically, the average balance of interest-earning assets within the Banking Platform decreased, as compared with respective prior periods, while the average balances of interest-earning assets in the comparatively higher-yielding Home Equity, Auto and Commercial Platforms increased. The increases in net interest margin also reflect decreases in our funding costs during these periods, attributable to our refinancing and extending of maturities on a significant portion of our Federal Home Loan Bank advances portfolio in October 1998, to a change in the mix of our liabilities, including an increase in lower-cost transaction accounts, and to our deposit pricing strategies.

     Edward H. Sondker, our President and Chief Executive Officer, commented, "We are pleased to report another strong quarter. These results demonstrated continued improvement in our underlying fundamentals including normalized net interest income and margin, noninterest income and asset quality combined with a very strong efficiency ratio. Our earnings benefited from a gain on the sale of loans during the quarter which we expect will become a recurring element of our operating activities as we implement funding and balance sheet management strategies related to FMAC."

     The following tables illustrate net interest income and net interest margin, by platform, for the periods indicated:

                                             Three Months Ended (Unaudited)
                          ----------------------------------------------------------------
                           September 30, 1999       June 30, 1999      September 30, 1998
                          -------------------    -------------------   -------------------
                             Net       Net         Net        Net        Net        Net
                          Interest   Interest    Interest   Interest   Interest   Interest
                           Income     Margin      Income     Margin     Income     Margin
                           ------     ------      ------     ------     ------     ------
                                                 (Dollars in thousands)
Banking Platform         $23,608      2.56%     $24,410      2.57%     $21,923      2.18%
Home Equity Platform       8,320      4.73        8,530      5.27        7,362      5.43
Auto Platform (1)          6,437      3.57        6,305      3.96        7,232      5.73
Commercial Platform        3,925     11.32        3,501     11.96        2,747     15.18
                         -------     -----      -------     -----      -------     -----
Total                    $42,290      3.21%     $42,746      3.28%     $39,264      3.05%
                         -------     -----      -------     -----      -------     -----


                                       Nine Months Ended (Unaudited)
                             ----------------------------------------------
                               September 30, 1999       September 30, 1998
                             ----------------------    --------------------
                               Net           Net          Net         Net
                             Interest      Interest    Interest    Interest
                              Income        Margin      Income      Margin
                             --------      --------    --------    --------
                                           (Dollars in thousands)

Banking Platform             $ 71,478       2.51%      $ 71,511       2.24%
Home Equity Platform           25,021       5.00         14,491       5.40
Auto Platform (1)              18,834       3.91         20,706       6.50
Commercial Platform            10,486      11.89          7,834      16.58
                             --------      -----       --------      -----
Total                        $125,819       3.23%      $114,542       3.00%
                             --------      -----       --------      -----

(1) The Auto Platform commenced its leasing activities effective April 1, 1998. The Auto Platform's net interest margin compression is largely attributable to funding costs associated with the platform's leasing activities. The platform's net interest margin presented above does not include the revenue impact of its auto leasing activities, which was included in noninterest income, but does include the associated funding costs.

     The following table illustrates interest-earning assets, excluding our auto-related operating leased assets, by platform, as of the dates indicated:


                                                  (Unaudited)
                                      --------------------------------
                                           At                 At
                                      September 30,       December 31,
                                          1999               1998
                                      -------------       ------------
                                           (Dollars in thousands)
Banking Platform                       $3,667,598           $3,816,993
Home Equity Platform                      737,132              657,148
Auto Platform                             733,617              570,128
Commercial Platform (1)                   148,526               94,888

                                       ----------           ----------
Total                                  $5,286,873           $5,139,157
                                       ----------           ----------

(1) Amounts exclude asset-based commercial participation loans originated by the Commercial Platform for the Banking Platform totaling $58.6 million at September 30, 1999 and $18.3 million at December 31, 1998.

     The following tables illustrate average  interest-earning assets, excluding
our  auto-related   operating  leased  assets,  by  platform,  for  the  periods indicated:


                                     Average Balances for the Three Months Ended
                                                     (Unaudited)
                                    --------------------------------------------
                                    September 30,      June 30,    September 30,
                                        1999            1999           1998
                                    -------------   ------------   -------------
                                               (Dollars in thousands)

Banking Platform                    $3,738,678       $3,814,044     $4,076,379
Home Equity Platform                   708,391          648,230        545,782
Auto Platform                          707,299          622,487        500,615
Commercial Platform (1)                137,297          117,408         71,827

                                    ----------       ----------     ----------
  Total                             $5,291,665       $5,202,169     $5,194,603
                                    ==========       ==========     ==========



                                        Average Balances for the
                                      Nine Months Ended (Unaudited)
                                    --------------------------------
                                      September 30,    September 30,
                                         1999              1998
                                     --------------    -------------
                                          (Dollars in thousands)

Banking Platform                     $3,779,465           $4,232,096
Home Equity Platform                    669,032              358,561
Auto Platform                           639,819              425,209
Commercial Platform (1)                 117,997               63,148

                                     ----------           ----------
  Total                              $5,206,313           $5,079,014
                                     ==========           ==========


(1) Amounts exclude asset-based commercial participation loans originated by the Commercial Platform for the Banking Platform. The average balance of these loans was $53.0 million for the three months ended September 30, 1999, $52.0 million for the three months ended June 30, 1999 and $7.8 million for the three months ended September 30, 1998. The average balance of these loans was $43.9 million for the nine months ended September 30, 1999 and $3.1 million for the nine months ended September 30, 1998.

BANKING PLATFORM

     The Banking Platform's net interest income for the third quarter of 1999 was $23.6 million as compared with $24.4 million for the second quarter of 1999 and $21.9 million for the third quarter of 1998. The platform's net interest income was $71.5 million for both the first nine months of 1999 and 1998. The platform's net interest margin for the third quarter of 1999 was 2.56% as compared with 2.57% for the second quarter of 1999 and 2.18% for the third quarter of 1998. The platform's net interest margin for the first nine months of 1999 was 2.51% as compared with 2.24% for the first nine months of 1998.

     The decrease in net interest income for the third quarter of 1999, as compared with the second quarter of 1999, was attributable to decreases in both average interest-earning assets and net interest margin. The decrease in average interest-earning assets was largely due to $450 million in loan sales whereby a portion of the proceeds were used to pay down borrowings and the remaining proceeds were invested in lower-yielding short-term investments awaiting redeployment in higher-yielding assets, including franchise loans. The loan sales-related decrease in average interest-earning assets was partially offset by loan originations and purchases exceeding prepayments. Loan originations and purchases were comprised primarily of consumer and commercial assets, including franchise loans. The slight decrease in net interest margin was due to a $600,000 nonrecurring item which negatively impacted interest income and slightly higher funding costs, partially offset by higher loan yields. The increase in net interest income for the third quarter of 1999, as compared with the third quarter of 1998, was attributable to an increase in net interest margin, primarily due to lower funding costs, partially offset by a decrease in average interest-earning assets, due to loan sales and asset prepayments exceeding loan originations and purchases. Net interest income for the first nine months of 1999 remained relatively constant, as compared with the first nine months of 1998, as an increase in net interest margin, due to a combination of higher loan yields and lower funding costs, was offset by a decrease in average interest-earning assets, due to loan sales and asset prepayments exceeding loan originations and purchases.

     On July 30, 1999, $450 million in multi-family COFI-based mortgage loans classified as held-for-sale were sold, resulting in a $2.6 million pre-tax gain recorded in noninterest income. This sale significantly reduced both our northern California geographic concentration risk and our interest rate risk exposure related to COFI-based assets. Additionally, during the third quarter of 1999, $50 million in home equity loans and $7 million in single-family mortgage loans were transferred from loans and leases held-for-investment to loans and leases held-for- sale in anticipation of our sale of these loans during the fourth quarter of 1999. A $220,000 pre-tax loss was recorded upon the transfer of these loans to held-for-sale during the third quarter of 1999.

HOME EQUITY PLATFORM

     The Home Equity Platform's net interest income for the third quarter of 1999 was $8.3 million as compared with $8.5 million for the second quarter of 1999 and $7.4 million for the third quarter of 1998. The platform's net interest income for the first nine months of 1999 was $25.0 million as compared with $14.5 million for the first nine months of 1998. The platform's net interest margin for the third quarter of 1999 was 4.73% as compared with 5.27% for the second quarter of 1999 and 5.43% for the third quarter of 1998. The platform's net interest margin for the first nine months of 1999 was 5.00% as compared with 5.40% for the first nine months of 1998.

     The decrease in net interest income for the third quarter of 1999, as compared with the second quarter of 1999, was primarily due to a decrease in net interest margin. This decrease in net interest margin was attributable to a combination of factors including slightly higher funding costs and purchases of higher-quality, yet lower-yielding loans, including 100% insured home equity loans, combined with continued origination of conventional home equity loans through our branches, that is, loans with a combined loan-to-value ratio of less than 100%. In addition, we purchased $97 million in conventional home equity loans during the third quarter of 1999. The increases in net interest income for the third quarter of 1999, as compared with the third quarter of 1998, and for the first nine months of 1999, as compared with the first nine months of 1998, were primarily due to increases in average interest-earning assets, largely resulting from home equity loan purchases, partially offset by decreases in net interest margin. The decreases in net interest margin were due to lower yields, as discussed above, partially offset by lower funding costs.

     At September 30, 1999, the Home Equity Platform's loans totaled $705 million, including $446 million in high loan-to-value home equity loans. High loan-to-value home equity loans totaled $465 million at June 30, 1999 and $420 million at September 30, 1998. At September 30, 1999, the combined loan-to-value ratio for our high loan-to-value home equity loan portfolio was approximately 115%. Our underwriting standards for high loan-to-value home equity loans focus on the borrower's ability to repay, as demonstrated by debt-to-income ratios, as well as the borrower's willingness to repay, as demonstrated by Fair, Isaac & Company, Incorporated credit bureau scores, sometimes referred to as FICO scores. At September 30, 1999, our high loan-to-value home equity loan portfolio had an average total debt-to-income ratio of approximately 39% and an average FICO score of approximately 673. We do not anticipate increasing our exposure to high loan-to-value home equity loans beyond their current levels.

AUTO PLATFORM

     The Auto Platform's net interest income for the third quarter of 1999 was $6.4 million as compared with $6.3 million for the second quarter of 1999 and $7.2 million for the third quarter of 1998. The platform's net interest income for the first nine months of 1999 was $18.8 million as compared with $20.7 million for the first nine months of 1998. The platform's net interest margin for the third quarter of 1999 was 3.57% as compared with 3.96% for the second quarter of 1999 and 5.73% for the third quarter of 1998. The platform's net interest margin for the first nine months of 1999 was 3.91% as compared with 6.50% for the first nine months of 1998.

     The slight increase in net interest income for the third quarter of 1999, as compared with the second quarter of 1999, was attributable to an increase in average interest-earning assets, due to loan originations and purchases exceeding prepayments, partially offset by a decrease in net interest margin. The decrease in net interest margin was primarily attributable to the funding costs associated with the platform's auto leasing activities as the Auto Platform's net interest margin includes these funding costs but excludes the revenue impact of our auto leasing activities, as discussed below. The net interest margin was also negatively impacted by the yield compression associated with competition and an increase in transaction account costs. The decreases in net interest income for the third quarter of 1999, as compared with the third quarter of 1998, and for the first nine months of 1999, as compared with the first nine months of 1998, were attributable to decreases in net interest margin partially offset by increases in average interest-earning assets due to originations and purchases exceeding prepayments. The decreases in net interest margin were attributable to the funding costs associated with the platform's auto leasing activities, lower asset yields resulting from the platform's migration to higher-quality, but lower-yielding loans, the yield compression associated with competition, and an increase in transaction account costs.

     The Auto Platform's net interest margin, calculated in accordance with generally accepted accounting principles, commonly referred to as GAAP, excludes the revenue impact of our auto leasing activities. Because the auto leases are accounted for as operating leases, the rental income and related expenses, including depreciation expense, are reflected in noninterest income and noninterest expense, respectively, in accordance with GAAP. As a result, the Auto Platform's net interest margin does not include the revenue impact of our auto leasing activities, but does include the associated funding costs. Additionally, the Auto Platform's net interest margin does not reflect the tax benefit associated with its leasing activities related to the losses generated for income tax purposes during the early lease periods. For a discussion of normalized net interest income and net interest margin, which include the revenue impact of our auto leasing activities, see "Non-GAAP Performance Measures - Normalized Net Interest Income and Net Interest Margin."

COMMERCIAL PLATFORM

     The Commercial Platform's net interest income for the third quarter of 1999 was $3.9 million as compared with $3.5 million for the second quarter of 1999 and $2.7 million for the third quarter of 1998. The platform's net interest income for the first nine months of 1999 was $10.5 million as compared with $7.8 million for the first nine months of 1998. The platform's net interest margin for the third quarter of 1999 was 11.32% as compared with 11.96% for the second quarter of 1999 and 15.18% for the third quarter of 1998. The platform's net interest margin for the first nine months of 1999 was 11.89% as compared with 16.58% for the first nine months of 1998.

     The increase in net interest income for the third quarter of 1999, as compared with the second quarter of 1999, was due to an increase in the platform's average interest-earning assets, attributable to continued growth and expansion within the platform, partially offset by a decrease in net interest margin. The decrease in net interest margin was largely attributable to most of the platform's growth being comprised of asset-based loans and equipment leases, which generate lower yields relative to the platform's factoring activities, combined with the yield compression associated with competition and an increase in transaction account costs. The increases in net interest income for the third quarter of 1999, as compared with the third quarter of 1998, and for the first nine months of 1999, as compared with the first nine months of 1998, were due to increases in the platform's average interest-earning assets partially offset by a decrease in net interest margin. The decrease in net interest margin was due to lower asset yields, as discussed above, and an increase in transaction account costs.

FUNDING COSTS

     Our funding costs, which include deposits and borrowings, were 4.60% for the third quarter of 1999 as compared with 4.59% for the second quarter of 1999 and 5.03% for the third quarter of 1998. Our funding costs for the first nine months of 1999 were 4.62% as compared with 5.06% for the first nine months of 1998.

     The slight increase in funding costs for the third quarter of 1999, as compared with the second quarter of 1999, was due to increases in both the costs of deposits and borrowings. The increase in deposit costs was primarily due to an increase in higher-cost brokered certificates of deposit. The increase in borrowing costs was due to new funding sources utilized during the quarter, including a warehouse line and $50 million of 10% Subordinated Notes due 2009 issued by Bay View Bank on August 18, 1999, partially offset by the maturity of $50 million of 8.42% Senior Debentures on June 1, 1999. The decreases in funding costs for the third quarter of 1999, as compared with the third quarter of 1998, and for the first nine months of 1999, as compared with the first nine months of 1998, were due to declines in both the costs of deposits and borrowings. The decline in the cost of deposits resulted from a combination of factors, including an increase in lower-cost transaction accounts and our deposit pricing strategies, partially offset by higher-cost brokered certificates of deposit. The decline in the cost of borrowings was primarily attributable to lower market interest rates during late 1998 and our refinancing and extending of maturities on a significant portion of our Federal Home Loan Bank advances portfolio in October 1998, partially offset by the cost of new funding sources as discussed above.

     Our cost of borrowings, in accordance with GAAP, does not include the impact of the costs associated with the $90 million of 9.76% Capital Securities issued on December 21, 1998. Had this expense been included, our funding costs would have been 4.69% for the third quarter of 1999, 4.68% for the second quarter of 1999 and 4.71% for the first nine months of 1999, representing an increase of 9 basis points for each period.

     Our cost of retail deposits for the month of September 1999 was 3.98%. This cost was 58 basis points below the Eleventh District Cost of Funds Index, sometimes referred to as COFI, of 4.56% for August 1999, the most recent data available. Although our deposits are no longer included in COFI because we are a national bank, we consider COFI to be a relevant market comparison. While our cost of retail deposits for the month of September increased slightly, our spread below COFI continued to widen. Transaction account balances as a percentage of retail deposits were 52.0% at September 30, 1999 as compared with 53.5% at June 30, 1999, 49.8% at December 31, 1998 and 34.6% at December 31,
1997. The decrease in the percentage of transaction account balances was largely due to the impact of our purchase of two Luther Burbank Savings branches on September 25, 1999 that had a proportionately lower percentage of transaction accounts relative to total retail deposits. Additionally, our retail certificates of deposit increased through internal growth as we introduced new products during the third quarter of 1999 to generate additional deposits.

     The following table summarizes our cost of retail deposits versus COFI and transaction accounts as a percentage of retail deposits for the periods indicated:

                                                             Months Ended (Unaudited)
                                        -------------------------------------------------------------
                                         September 30,    June 30,       December 31,    December 31,
                                             1999           1999             1998            1997
                                         -------------    -------        ------------    ------------
Cost of retail deposits                     3.98%           3.95%           4.20%           4.64%
COFI                                        4.56            4.48            4.66            4.95
                                           -----           -----           -----           -----

Spread below COFI                          (0.58%)         (0.53%)         (0.46%)         (0.31%)
                                           =====           =====           =====           =====

Transaction accounts as a
     percentage of retail deposits          52.0%           53.5%           49.8%           34.6%
                                           =====           =====           =====           =====

     "Our slight increase in funding costs this quarter reflects recent market conditions as well as our new funding sources," said David A. Heaberlin, our Executive Vice President and Chief Financial Officer. "We remain confident in our ability to fund future growth, including franchise loans, through existing and new warehouse lines combined with continued growth in deposits, including business deposits. We are particularly pleased with our ability to build business banking relationships as we continue our transition to a commercial bank. In fact, we are on track to double our business deposits during 1999 to approximately $150 million. In addition, we expect to expand our warehouse facilities to nearly $1 billion in committed lines during the fourth quarter of 1999."

PREPAYMENTS

     Our asset prepayments, including normal amortization, are primarily mortgage-based assets. Prepayments, including normal amortization, for the third quarter of 1999 were approximately $356 million, representing an annualized rate of 26.3%, as compared with approximately $404 million during the second quarter of 1999, representing an annualized rate of 30.9%, and approximately $430 million during the third quarter of 1998, representing an annualized rate of 32.9%. Prepayments for the first nine months of 1999 were approximately $1.2 billion, representing an annualized rate of 30.9%, as compared with prepayments of approximately $1.2 billion for the first nine months of 1998, representing an annualized rate of 32.9%. The lower annualized prepayment rate for the third quarter of 1999, as compared with the both the second quarter of 1999 and the third quarter of 1998, reflects both a decrease in refinancings resulting from the recent rise in market interest rates and the seasoning of our mortgage-based asset portfolio combined with the impact of growth in our loan and lease portfolio during the first nine months of 1999. Prepayments during the third quarter of 1999 were more than offset by loan and lease originations and purchases during the quarter of $831 million. The lower annualized prepayment rate for the first nine months of 1999, as compared with the first nine months of 1998, reflects the impact of growth in our loan and lease portfolio. Prepayments during the first nine months of 1999 were more than offset by loan and lease originations and purchases of $2.0 billion combined with $80 million in purchases of government agency securities.

LOAN AND LEASE ORIGINATIONS AND PURCHASES

      Management's strategy is to supplement our loan and lease production with purchases of high-quality consumer and commercial loans and leases with higher risk-adjusted yields relative to mortgage-based assets. Our loan and lease production for the first nine months of 1999 was consistent with our strategy of focusing on generating high-quality consumer and commercial assets combined with generating high-quality assets within the Banking Platform (for example, multi-family and commercial mortgage and business loans). Loan purchases for the first nine months of 1999 included $793 million in FMAC franchise loans.

     The following tables illustrate loans and leases originated and purchased, including auto-related leased assets, for the periods indicated:


                                        Three Months Ended (Unaudited)
                                  --------------------------------------------
                                  September 30,     June 30,     September 30,
                                      1999            1999           1998
                                  -------------   ----------     -------------
                                             (Dollars in thousands)
Loan and Lease Originations:
   Real estate                      $ 96,885       $ 61,937        $ 42,581
   Home equity                        20,351         19,299          13,244
   Motor vehicle                     173,284        181,330         182,318
   Commercial                         48,320         37,332          18,872
   Other                              35,595          5,248           4,681
                                    --------       --------        --------
Total originations                   374,435        305,146         261,696
                                    --------       --------        --------
Loan Purchases:
   Real estate                         9,603          1,141           3,477
   Home equity                       111,666         33,273          92,451
   Motor vehicle                      56,572         39,451          17,652
   FMAC franchise loans              278,258        185,219               -
                                    --------       --------        --------
Total purchases                      456,099        259,084         113,580
                                    --------       --------        --------
       Total                        $830,534       $564,230        $375,276
                                    ========       ========        ========


                                             Nine Months Ended (Unaudited)
                                            --------------------------------
                                            September 30,      September 30,
                                                 1999              1998
                                            -------------      -------------
                                                 (Dollars in thousands)

Loan and Lease Originations:
   Real estate                              $  207,468         $  114,907
   Home equity                                  48,859             31,070
   Motor vehicle                               517,285            428,009
   Commercial                                  128,828             47,437
   Other                                        45,351             12,596
                                            ----------         ----------
Total originations                             947,791            634,019
                                            ----------         ----------

Loan Purchases:
   Real estate                                  19,456            413,891
   Home equity                                 162,834            385,884
   Motor vehicle                               108,179             56,399
   FMAC franchise loans                        793,000                  -
                                            ----------         ----------
Total purchases                              1,083,469            856,174
                                            ----------         ----------

       Total                                $2,031,260         $1,490,193
                                            ==========         ==========


                    PROVISION FOR LOSSES ON LOANS AND LEASES

     The provision for losses on loans and leases was $7.0 million for the third quarter of 1999 as compared with $6.8 million for the second quarter of 1999 and $2.8 million for the third quarter of 1998. The provision for losses on loans and leases was $19.1 million for the first nine months of 1999 as compared with $5.1 million for the first nine months of 1998. The increases in the provision for losses on loans and leases for the second and third quarters of 1999, as compared with the third quarter of 1998, and for the first nine months of 1999, as compared with the first nine months of 1998, were concentrated in the Home Equity and Auto Platforms and were attributable to higher net charge-offs in these platforms, the continued change-out of our balance sheet towards higher-risk, yet higher-yielding consumer and commercial assets, and growth in our loan and lease portfolio.

CREDIT QUALITY

     Overall credit quality has continued to improve as evidenced by the nonperforming assets and delinquency trends presented below. The following table illustrates our nonperforming assets:


                                                    (Unaudited)
                                        -----------------------------------
                                         September 30,        December 31,
                                              1999                1998
                                        ---------------      --------------
                                               (Dollars in thousands)

Nonaccrual loans and leases               $10,408               $14,700
Real estate owned                           1,639                 2,666
Other repossessed assets                    1,593                   654
                                          -------               -------
Total                                     $13,640               $18,020
                                          =======               =======


     The following table illustrates, by platform, nonperforming assets and nonperforming assets as a percentage of consolidated assets, excluding loans and leases held-for-sale:


                                            Nonperforming Assets
                            as a Percentage of Consolidated Assets (Unaudited)
                           ----------------------------------------------------
                              September 30, 1999           December 31, 1998
                           ------------------------    ------------------------
                                               (Dollars in thousands)

Banking Platform           $ 8,871           0.15%     $15,293            0.27%
Home Equity Platform         2,625           0.04        1,287            0.02
Auto Platform                1,298           0.02        1,090            0.02
Commercial Platform            846           0.02          350            0.01
                           -------     ----------      -------      ----------
Total                      $13,640           0.23%     $18,020            0.32%
                           =======     ==========      =======      ==========


     The following table illustrates, by platform, loans and leases delinquent 60 days or more as a percentage of gross loans and leases, excluding loans and leases held-for-sale:


                                 Loans and Leases Delinquent 60 Days or More
                                  as a Percentage of Gross Loans and Leases
                                                (Unaudited)
                               ---------------------------------------------
                                September 30, 1999        December 31, 1998
                               --------------------     --------------------
                                           (Dollars in thousands)

Banking Platform               $ 8,340       0.19%       $15,928       0.38%
Home Equity Platform             6,663       0.15          4,048       0.09
Auto Platform                    1,536       0.04          1,676       0.04
Commercial Platform                846       0.02            350       0.01
                               -------       ----        -------       ----
Total                          $17,385       0.40%       $22,002       0.52%
                               =======       ====        =======       ====


ALLOWANCE FOR LOAN AND LEASE LOSSES

     Credit risk is defined as the possibility of sustaining a loss because other parties to the financial instrument fail to perform in accordance with the terms of the contract. While we follow underwriting and credit monitoring procedures which we believe are appropriate in both growing and managing the loan and lease portfolio, in the event of nonperformance by these other parties, our potential exposure to credit losses could significantly affect our consolidated financial position and results of operations.

     Lending money involves an inherent risk of nonpayment. Management seeks to reduce this credit risk by administering lending policies and underwriting procedures combined with its monitoring of the loan and lease portfolio. The allowance for loan and lease losses represents management's estimate of probable inherent losses that have occurred as of the date of the financial statements. The process of determining the necessary level of allowances is subjective and requires considerable judgement.

     The allowance for loan and lease losses at September 30, 1999 was $45.3 million as compared with $44.5 million at June 30, 1999 and $45.4 million at December 31, 1998. The allowance for loan and lease losses is maintained at a level that we believe is appropriate based on our estimate of probable losses in the portfolio of loans and leases held-for-investment. This assessment is based on many factors including prevailing economic conditions, identified losses within the portfolio, historical loss experience, asset concentrations, levels and trends in classified assets, loan and lease delinquencies, and industry data.

     The following table illustrates the allowance for loan and lease losses as a percentage of nonperforming assets and gross loans and leases, excluding loans and leases held-for-sale:

                                               Allowance for Loan and Lease Losses as a
                                              Percentage of Specified Assets (Unaudited)
                                           -----------------------------------------------
                                              September 30, 1999        December 31, 1998
                                           -----------------------  ----------------------
                                                        (Dollars in thousands)
                                           -----------------------------------------------
                                             ASSETS       Percent     Assets      Percent
                                           ----------    ---------  -----------  ---------
Nonperforming assets                       $   13,640       332%    $   18,020       252%

Gross loans and leases, excluding loans
     and leases held-for-sale              $4,387,690      1.03%    $4,191,465      1.08%

     The following table illustrates the changes in the allowance for loan and lease losses for the periods indicated:

                                                                                 (Unaudited)
                                                  ------------------------------------------------------------------
                                                   Three Months      Three Months      Nine Months          Year
                                                      Ended             Ended             Ended             Ended
                                                  September 30,        June 30,       September 30,     December 31,
                                                  --------------     ------------     -------------     ------------
                                                       1999              1999              1999             1998
                                                  --------------     ------------     -------------     ------------
                                                                          (Dollars in thousands)
Beginning balance                                   $ 44,453          $ 44,147          $ 45,405          $ 38,458
Reserves related to acquisitions                           -                 -                 -            11,374
Charge-offs:
  Real Estate and Other                                  (78)             (194)             (666)           (2,480)
  Home Equity                                         (4,236)           (5,294)          (14,165)           (7,152)
  Auto                                                (1,654)           (1,727)           (5,651)           (8,604)
  Commercial                                            (976)             (456)           (1,536)             (828)
                                                    --------          --------          --------          --------
                                                      (6,944)           (7,671)          (22,018)          (19,064)
Recoveries:
  Real Estate and Other                                   11               175               330             2,290
  Home Equity                                            356               415               959               456
  Auto                                                   419               467             1,388             2,599
  Commercial                                              51               120               171               178
                                                    --------          --------          --------          --------
                                                         837             1,177             2,848             5,523
Net charge-offs                                       (6,107)           (6,494)          (19,170)          (13,541)
Provision for loan and lease losses                    7,000             6,800            19,111             9,114
                                                    --------          --------          --------          --------
Ending balance                                      $ 45,346          $ 44,453          $ 45,346          $ 45,405
                                                    --------          --------          --------          --------
   Net charge-offs to average loans and leases
   (annualized)                                         0.55%             0.59%             0.58%             0.32%
                                                    ========          ========          ========          ========

                                       13

     Net charge-offs decreased for the third quarter of 1999, as compared with the second quarter of 1999, due to lower net charge-offs in the Home Equity Platform partially offset by higher net charge-offs in the Commercial Platform. The decrease in charge-offs in the Home Equity Platform was largely due to the seasoning of our portfolio. The increase in net charge-offs in the Commercial Platform was primarily related to our leasing activities.

                               NONINTEREST INCOME

     Noninterest income for the third quarter of 1999 was $24.3 million as compared with $18.1 million for the second quarter of 1999 and $9.0 million for the third quarter of 1998. Noninterest income for the first nine months of 1999 was $58.3 million as compared with $19.3 million for the first nine months of 1998. The increase in noninterest income for the third quarter of 1999, as compared with the second quarter of 1999, was generally attributable to higher leasing income in the Auto Platform resulting from the continued growth in our auto leasing activities. The increases in noninterest income for the third quarter of 1999, as compared with the third quarter of 1998, and for the first nine months of 1999, as compared with the first nine months of 1998, were generally attributable to higher leasing income, higher loan fees and charges and higher investment sales commissions. The Banking Platform's noninterest income included a $2.4 million net gain on the sale of loans during the third quarter of 1999 and a $1.1 million state tax refund recognized during the first quarter of 1999, resulting from a favorable ruling on a tax refund claim for taxable years otherwise closed.

                       GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses for the third quarter of 1999 were $26.8 million as compared with $25.9 million for the second quarter of 1999 and $30.2 million for the third quarter of 1998. General and administrative expenses for the first nine months of 1999 were $78.8 million as compared with $87.2 million for the first nine months of 1998. General and administrative expenses for the third quarter of 1999 included $660,000 in special mention items, as compared with $380,000 in special mention items during the second quarter of 1999 and $2.8 million in special mention items during the third quarter of 1998, as discussed below. General and administrative expenses for the first nine months of 1999 included $2.0 million in special mention items as compared with $10.4 million in special mention items during the first nine months of 1998, as discussed below. Special mention items generally include items recognized during the period that we believe are significant and/or unusual in nature and therefore useful to you in evaluating our performance and trends. These items may or may not be nonrecurring in nature.

     Excluding special mention items, the increase in general and administrative expenses for the third quarter of 1999, as compared to the second quarter of 1999, was largely attributable to higher compensation expense as we have recently filled several open positions, including the associated recruiting costs, and higher media advertising and public relations expenses. Excluding special mention items, the decrease in general and administrative expenses for the third quarter of 1999, as compared with the third quarter of 1998, was attributable to cost savings initiatives implemented and other efficiencies realized, partially offset by inflationary pressures, including our annual salary increases which were effective March 1, 1999. Excluding special mention items, general and administrative expenses remained relatively constant for the first nine months of 1999, as compared with the first nine months of 1998, as continued growth in our business platforms and inflationary pressures were offset by cost savings initiatives and other efficiencies.

     Special mention items for the third quarter of 1999 included approximately $350,000 in severance payments, approximately $190,000 in third-party Year 2000 compliance-related costs and approximately $120,000 in acquisition-related costs. Special mention items for the second quarter of 1999 included approximately $180,000 in initial fees related to the listing of our securities on the New York Stock Exchange, approximately $150,000 in third-party Year 2000 compliance-related costs and approximately $50,000 in acquisition-related costs. Special mention items for the first quarter of 1999 included approximately
$440,000 in severance payments and costs associated with restructuring activities in the Auto Platform, approximately $380,000 in collection-based fees associated with the previously mentioned $1.1 million state tax refund and approximately $115,000 in third-party Year 2000 compliance-related costs.

     Special mention items for the third quarter of 1998 included approximately $1.35 million in expenses related to the cancellation of our proposed acquisition of PSB Lending Corporation, a $600,000 legal settlement related to the termination of a third-party data processing service contract, approximately $160,000 in Auto Platform restructuring charges, and $680,000 in other expenses, primarily third-party Year 2000 compliance-related costs and certain acquisition and integration expenses related to our January 2, 1998 acquisition of America First Eureka Holdings, Inc., sometimes referred to as AFEH. Special mention items for the second quarter of 1998 included approximately $3.5 million in AFEH acquisition-related expenses, approximately $590,000 in restructuring charges in the Auto Platform and approximately $110,000 in other expenses, including third-party Year 2000 compliance-related costs. Special mention items for the first quarter of 1998 included approximately $3.3 million in AFEH acquisition-related expenses and approximately $66,000 in restructuring charges in the Auto Platform.

     The following tables illustrate general and administrative expenses, by platform, for the periods indicated:

                                                  Three Months Ended (Unaudited)
                                     ----------------------------------------------------
                                     September 30,        June 30,          September 30,
                                         1999               1999                1998
                                     -------------       ----------         -------------
                                                       (Dollars in thousands)
Banking Platform                       $14,702             $14,226             $16,094
Home Equity Platform                     1,071               1,013                 750
Auto Platform                            3,258               3,499               4,041
Commercial Platform                      2,102               2,060               2,252
                                       -------             -------             -------
Subtotal                                21,133              20,798              23,137
Indirect corporate overhead (1)          5,636               5,081               7,109
                                       -------             -------             -------
Total                                  $26,769             $25,879             $30,246
                                       =======             =======             =======



                                        Nine Months Ended (Unaudited)
                                       ------------------------------
                                       September 30,    September 30,
                                          1999             1998
                                       -------------    -------------
                                           (Dollars in thousands)


Banking Platform                         $43,205          $47,612
Home Equity Platform                       3,110            1,665
Auto Platform                             10,760           12,602
Commercial Platform                        6,082            6,164
                                         -------          -------
Subtotal                                  63,157           68,043
Indirect corporate overhead (1)           15,647           19,175
                                         -------          -------
Total                                    $78,804          $87,218
                                         =======          =======


(1)      Amount  represents   indirect   corporate   expenses  not  specifically
         identifiable with, or allocable to, our business platforms.

     The following tables illustrate general and administrative expenses, excluding the special mention items as previously discussed, by platform, for the periods indicated:


                                     Excluding Special Mention Items for the
                                        Three Months Ended (Unaudited)
                                 ----------------------------------------------
                                 September 30,      June 30,      September 30,
                                    1999             1999            1998
                                 -------------     ---------      -------------
                                             (Dollars in thousands)


Banking Platform                   $14,702          $14,226          $15,207
Home Equity Platform                 1,071            1,013              750
Auto Platform                        3,258            3,499            3,883
Commercial Platform                  2,102            2,060            2,252
                                   -------          -------          -------
Subtotal                            21,133           20,798           22,092
Indirect corporate overhead (1)      4,975            4,702            5,319
                                   -------          -------          -------
Total                              $26,108          $25,500          $27,411
                                   =======          =======          =======



                                   Excluding Special Mention Items for the
                                        Nine Months Ended (Unaudited)
                                   ---------------------------------------
                                       September 30,    September 30,
                                          1999             1998
                                       -------------    -------------
                                          (Dollars in thousands)


Banking Platform                         $42,828          $42,789
Home Equity Platform                       3,110            1,665
Auto Platform                             10,321           11,719
Commercial Platform                        6,082            6,164
                                         -------          -------
Subtotal                                  62,341           62,337
Indirect corporate overhead (1)           14,490           14,446
                                         -------          -------
Total                                    $76,831          $76,783
                                         =======          =======


(1)      Amount  represents   indirect   corporate   expenses  not  specifically
         identifiable with, or allocable to, our business platforms.

BANKING PLATFORM

     The increase in the Banking Platform's general and administrative expenses, excluding special mention items, for the third quarter of 1999, as compared with the second quarter of 1999, was due primarily to higher compensation expense related to filling open positions and higher media advertising and public relations expenses. The decrease in general and administrative expenses for the third quarter of 1999, as compared with the third quarter of 1998, was due to cost savings initiatives implemented and other efficiencies realized, partially offset by inflationary pressures, including our annual salary increases which were effective March 1, 1999. General and administrative expenses remained relatively constant for the first nine months of 1999, as compared with the first nine months of 1998, as inflationary pressures were offset by cost savings initiatives and efficiencies.

HOME EQUITY PLATFORM

     The increases in the Home Equity Platform's general and administrative expenses, excluding special mention items, as compared with the respective prior periods, were directly attributable to the increased cost associated with the increases in the Home Equity Platform's average loan balances during these periods.

AUTO PLATFORM

     The decreases in the Auto Platform's general and administrative expenses, excluding special mention items, as compared with the respective prior periods, were due to efficiencies realized from integrating the operations of this platform with the operations of our consolidated entity and from other restructuring and cost savings initiatives, partially offset by the impact of platform growth and inflationary pressures.

COMMERCIAL PLATFORM

     The slight increase in the Commercial Platform's general and administrative expenses, excluding special mention items, for the third quarter of 1999, as compared with the second quarter of 1999, was due to platform growth and inflationary pressures. The slight decreases in the Commercial Platform's general and administrative expenses for the third quarter of 1999, as compared with the third quarter of 1998, and for the first nine months of 1999, as compared with the first nine months of 1998, were due to cost savings initiatives and efficiencies largely offset by the impact of platform growth and inflationary pressures.

INDIRECT CORPORATE OVERHEAD

     The increase in indirect corporate overhead, excluding special mention items, for the third quarter of 1999, as compared with the second quarter of 1999, was largely due to higher compensation expense related to filling open positions, including the associated recruiting costs. The decrease in indirect corporate overhead, excluding special mention items, for the third quarter of 1999, as compared with the third quarter of 1998, was due to cost savings initiatives partially offset by inflationary pressures, including our annual salary increases which were effective March 1, 1999. General and administrative expenses, excluding special mention items, remained relatively constant for the first nine months of 1999, as compared with the first nine months of 1998, as inflationary pressures and higher expenses in the bank holding company necessary to support our expanding business activities were offset by cost savings initiatives.

     The following tables illustrate the ratio of general and administrative expenses to average total assets, including securitized assets, on an annualized basis for the periods indicated:

                                                                           Three Months Ended (Unaudited)
                                                             -------------------------------------------------------
                                                             September 30,          June 30,           September 30,
                                                                 1999                 1999                  1998
                                                             -------------         -----------         -------------
                                                                               (Dollars in thousands)
General and administrative expenses                            $   26,769           $   25,879         $   30,246

Average total assets, including securitized assets             $5,921,272           $5,844,682         $5,689,949
                                                               ----------           ----------         ----------

Annualized general and administrative expenses to
   average total assets, including securitized assets                1.81%                1.77%              2.13%
                                                               ==========           ==========         ==========

                                                                 Nine Months Ended (Unaudited)
                                                              ----------------------------------
                                                              September 30,        September 30,
                                                                   1999                1998
                                                              -------------        -------------
                                                                    (Dollars in thousands)
General and administrative expenses                            $   78,804           $   87,218

Average total assets, including securitized assets             $5,812,642           $5,573,768
                                                               ----------           ----------

Annualized general and administrative expenses to
   average total assets, including securitized assets                1.81%                2.09%
                                                               ==========           ==========

     The following tables illustrate the ratio of general and administrative expenses to average interest-earning assets, including our auto-related operating leased assets and securitized assets, by platform, on an annualized basis for the periods indicated:


                                    Three Months Ended (Unaudited)
                           ------------------------------------------------
                           September 30,       June 30,      September 30,
                                1999             1999             1998
                           -------------     -----------     -------------


Banking Platform               1.57%            1.49%             1.58%
Home Equity Platform           0.60%            0.63%             0.55%
Auto Platform                  1.16%            1.43%             2.37%
Commercial Platform            6.12%            7.02%             12.54%


                                               Nine Months Ended (Unaudited)
                                          -------------------------------------

                                          September 30,           September 30,
                                             1999                    1998
                                          -------------           -------------


Banking Platform                             1.52%                   1.50%
Home Equity Platform                         0.62%                   0.62%
Auto Platform                                1.44%                   2.91%
Commercial Platform                          6.87%                   13.01%

     The increase in the ratio for the Banking Platform for the third quarter of 1999, as compared with the second quarter of 1999, was a result of higher general and administrative expenses and lower average interest-earning assets. The decrease in the ratio for the Banking Platform for the third quarter of 1999, as compared with the third quarter of 1998, was due to lower general and administrative expenses partially offset by lower average interest-earning assets. The increase in the ratio for the Banking Platform for the first nine months of 1999, as compared with the first nine months of 1998, was due to lower average interest-earning assets partially offset by lower general and administrative expenses. The decrease in the ratio for the Home Equity Platform for the third quarter of 1999, as compared with the second quarter of 1999, was due to a combination of higher average interest-earning assets and a change in the composition of our home equity loan portfolio to an increased proportion of traditional home equity loans originated through our branches and 100% insured home equity loans, both of which have lower associated servicing costs. The increase in the ratio for the Home Equity Platform for the third quarter of 1999, as compared with the third quarter of 1998, was due to higher general and administrative expenses partially offset by higher average interest-earning assets. The decreases in the ratios for the Auto Platform, as compared with the respective prior periods, were a result of higher average interest-earning assets, including auto-related operating leased assets and securitized assets, due to platform growth and lower general and administrative expenses. The decreases in the ratios for the Commercial Platform, as compared with respective prior periods, were due primarily to higher average interest-earning assets resulting from platform growth.

EFFICIENCY RATIO

     Another measure that management uses to monitor our level of general and administrative expenses is the efficiency ratio. The efficiency ratio is calculated by dividing the amount of general and administrative expenses by operating revenues, defined as net interest income, as adjusted to include expenses associated with the Capital Securities, the excess of our leasing-related rental income over leasing-related depreciation expense, and other noninterest income, excluding securities gains and losses. This ratio reflects the level of general and administrative expenses required to generate $1 of operating revenue.

     The following tables illustrate the efficiency ratio for the periods indicated:

                                                      Three Months Ended (Unaudited)
                                           ------------------------------------------------

                                           September 30,       June 30,       September 30,
                                              1999               1999             1998
                                           -------------      ----------      -------------
                                                            (Dollars in thousands)
General and administrative expenses          $26,769           $25,879           $30,246

Operating revenues, as defined               $51,861           $50,705           $45,488
                                             -------           -------           -------

Efficiency ratio                                51.6%             51.0%             66.5%
                                             =======           =======           =======


                                              Nine Months Ended (Unaudited)
                                           ---------------------------------

                                           September 30,       September 30,
                                              1999                 1998
                                           -------------       -------------
                                                 (Dollars in thousands)

General and administrative expenses          $ 78,804           $ 87,218

Operating revenues, as defined               $149,564           $134,751
                                             --------           --------

Efficiency ratio                                 52.7%              64.7%
                                             ========           ========

     The increase in the efficiency ratio for the third quarter of 1999, as compared with the second quarter of 1999, was primarily due to a higher level of general and administrative expenses, including $660,000 in special mention items, and lower net interest income, partially offset by higher net leasing-related rental income and higher noninterest income. Excluding the previously mentioned $600,000 nonrecurring adjustment to net interest income, the efficiency ratio for the third quarter of 1999 would have been 51.0%. The improvement in the efficiency ratio for the third quarter of 1999, as compared with the third quarter of 1998, and for the first nine months of 1999, as compared with the first nine months of 1998, was due to higher net interest income, higher net leasing-related rental income, higher noninterest income, including the $1.1 million state tax refund recognized during the first quarter of 1999, and lower general and administrative expenses, partially offset by expenses associated with the 9.76% Capital Securities issued on December 21, 1998.

                                LEASING EXPENSES

     Leasing expenses represent expenses related to our auto leasing activities which began in April 1998. Because the leases are accounted for as operating leases, the corresponding assets are capitalized and depreciated to their estimated residual values over their lease terms. This depreciation expense is included in leasing expenses, along with the amortization of capitalized initial direct lease costs. Leasing expenses were $11.3 million for the third quarter of 1999 as compared with $8.9 million for the second quarter of 1999 and $2.5 million for the third quarter of 1998. Leasing expenses for the first nine months of 1999 were $26.9 million as compared with $3.2 million for the first nine months of 1998.

                        AMORTIZATION OF INTANGIBLE ASSETS

     Amortization expense related to intangible assets was $2.7 million for the third quarter of 1999 as compared with $2.9 million for both the second quarter of 1999 and the third quarter of 1998. Amortization expense related to intangible assets was $8.5 million for both the first nine months of 1999 and the first nine months of 1998. The slight decrease in amortization expense for the third quarter of 1999, as compared with the second quarter of 1999, was due to lower amortization expense in the Banking Platform related to a pool of core deposit intangibles that were fully amortized during the second quarter of 1999.

                               INCOME TAX EXPENSE

     Income tax expense was $7.5 million for the third quarter of 1999 as compared with $6.6 million for the second quarter of 1999 and $4.9 million for the third quarter of 1998. Income tax expense was $20.5 million for the first nine months of 1999 as compared with $14.8 million for the first nine months of 1998. Our effective tax rate was 45.5% as compared with 46.9% for the second quarter of 1999 and 49.5% for the third quarter of 1998. Our effective tax rate for the first nine months of 1999 was 46.4% as compared with 49.1% for the first nine months of 1998. The decreases in the effective tax rates, as compared with the respective prior periods, were primarily due to decreases in the impact of nondeductible goodwill amortization resulting from higher levels of pre-tax income.

                          NON-GAAP PERFORMANCE MEASURES

     The following measures of earnings excluding amortization of intangible assets, normalized net interest income and normalized net interest margin, and their corresponding ratios, are not measures of performance in accordance with GAAP. These measures should not be considered alternatives to net income, net interest income and net interest margin as indicators of our operating performance. These measures are included because we believe they are useful tools to assist you in assessing our performance and trends. These measures may not be comparable to similarly titled measures reported by other companies.

EARNINGS EXCLUDING AMORTIZATION OF INTANGIBLE ASSETS

     Earnings excluding amortization of intangible assets represent net income excluding charges related to the amortization of intangible assets, largely goodwill.

     The following tables illustrate the reconciliation of net income to earnings excluding amortization of intangible assets, and the corresponding annualized performance return measures, for the periods indicated:

                                                           Three Months Ended (Unaudited)
                                                    ------------------------------------------
                                                    September 30,     June 30,   September 30,
                                                       1999            1999         1998
                                                    ------------- ------------ ---------------
                                                (Amounts in thousands, except per share amounts)
Net income(1)                                       $    9,034    $    7,536    $    5,025

Amortization of intangible assets, net of tax            2,433         2,513         2,474
                                                    ----------    ----------    ----------
Earnings excluding amortization                     $   11,467    $   10,049    $    7,499
                                                    ==========    ==========    ==========
Earnings per diluted share                          $     0.48    $     0.40    $     0.25
                                                    ----------    ----------    ----------
Earnings excluding amortization per diluted share   $     0.61    $     0.53    $     0.37
                                                    ----------    ----------    ----------
Return on average assets(2)                               0.62%         0.52%         0.36%
                                                    ==========    ==========    ==========
Return on average equity(2)                               9.36%         7.95%         5.17%
                                                    ----------    ----------    ----------
Earnings excluding amortization - return on
  average assets(3)                                       0.78%         0.69%         0.54%
                                                    ==========    ==========    ==========
Earnings excluding amortization - return on
  average equity(3)                                      11.88%        10.60%         7.71%
                                                    ----------    ----------    ----------
Earnings excluding amortization - return on
  average tangible assets(4)                              0.80%         0.71%         0.55%
                                                    ==========    ==========    ==========
Earnings excluding amortization - return on
  average tangible equity(4)                             17.74%        16.13%        11.91%
                                                    ----------    ----------    ----------

                                                          Nine Months Ended (Unaudited)
                                                        ----------------------------------
                                                        September 30,        September 30,
                                                           1999                 1998
                                                        -------------       --------------
                                                     (Amounts in thousands, except per share
                                                                     amounts)
Net income (1)                                             $   23,703           $   15,320

Amortization of intangible assets, net of tax                   7,459                7,349

                                                           ----------           ----------
Earnings excluding amortization                            $   31,162           $   22,669
                                                           ==========           ==========
Earnings per diluted share                                 $     1.25           $     0.74
                                                           ==========           ==========
Earnings excluding amortization per diluted share          $     1.64           $     1.10
                                                           ==========           ==========
Return on average assets (2)                                     0.55%                0.37%
                                                           ==========           ==========
Return on average equity (2)                                     8.28%                5.25%
                                                           ==========           ==========
Earnings excluding amortization - return on
  average assets (3)                                             0.72%                0.55%
                                                           ==========           ==========
Earnings excluding amortization - return on
  average equity (3)                                            10.88%                7.77%
                                                           ==========           ==========
Earnings excluding amortization - return on
  average tangible assets (4)                                    0.74%                0.57%
                                                           ==========           ==========
Earnings excluding amortization - return on
  average tangible equity (4)                                   16.50%               12.08%
                                                           ==========           ==========

(1) Net income for the periods indicated include certain special mention items, as discussed above.

(2) Return on average assets is defined as net income divided by average assets. Return on average equity is defined as net income divided by average equity.

(3) Earnings excluding amortization - return on average assets is defined as earnings excluding amortization of intangible assets divided by average assets. Earnings excluding amortization - return on average equity is defined as earnings excluding amortization of intangible assets divided by average equity.

(4) Earnings excluding amortization - return on average tangible assets is defined as earnings excluding amortization of intangible assets divided by average tangible assets. Earnings excluding amortization - return on average tangible equity is defined as earnings excluding amortization of intangible assets divided by average tangible equity. Average tangible assets are defined as average assets less average intangible assets. Average tangible equity is defined as average equity less average intangible assets.

NORMALIZED NET INTEREST INCOME AND NET INTEREST MARGIN

     Normalized net interest income and net interest margin include net rental income from our auto leasing activities (that is, the excess of rental income over depreciation expense on auto-related leased assets), which are principally funded by our deposits, and also include expenses related to our 9.76% Capital Securities. Because our auto leases are accounted for as operating leases, the rental income is reflected as noninterest income and the related expenses, including depreciation expense, are reflected as noninterest expenses, in accordance with GAAP. Normalized net interest income also excludes nonrecurring interest income and expense items.

     Normalized net interest income for the third quarter of 1999 was $47.2 million as compared with $45.7 million for the second quarter of 1999 and $40.8 million for the third quarter of 1998. Normalized net interest income for the first nine months of 1999 was $135.3 million as compared with $116.5 million for the first nine months of 1998. Normalized net interest margin for the third quarter of 1999 was 3.34% as compared with 3.31% for the second quarter of 1999 and 3.11% for the third quarter of 1998. Normalized net interest margin for the first nine months of 1999 was 3.26% as compared with 3.03% for the first nine months of 1998.

     The following tables illustrate normalized net interest income and net interest margin, by platform, for the periods indicated:


                                                                Three Months Ended (Unaudited)
                              -------------------------------------------------------------------------------------------
                                 September 30, 1999                    June 30, 1999                September 30, 1998
                              --------------------------       ---------------------------     --------------------------
                              Normalized      Normalized       Normalized       Normalized      Normalized     Normalized
                                  Net            Net              Net              Net             Net             Net
                               Interest        Interest         Interest         Interest        Interest       Interest
                                Income          Margin           Income           Margin          Income         Margin
                              ----------      ----------       ----------       ----------      ----------     -----------

                                                  (Dollars in thousands)


Banking Platform                $22,338          2.43%           $22,528            2.38%        $21,923           2.18%
Home Equity Platform              7,965          4.53              8,286            5.16           7,362           5.43
Auto Platform (1)                12,941          4.71             11,330            4.87           8,746           5.93
Commercial Platform               3,925         11.32              3,539           12.22           2,747          15.18
                                -------         -----            -------           -----         -------          -----
   Total                        $47,169          3.34%           $45,683            3.31%        $40,778           3.11%
                                =======         =====            =======           =====         =======          =====

                                                     Nine Months Ended (Unaudited)
                            ---------------------------------------------------------------------------

                                   September 30, 1999                        September 30, 1998
                            -----------------------------------     -----------------------------------

                              Normalized           Normalized          Normalized          Normalized
                                  Net                 Net                 Net                 Net
                               Interest             Interest            Interest            Interest
                                Income               Margin              Income              Margin
                            ---------------      --------------      --------------      --------------
                                                        (Dollars in thousands)

Banking Platform              $ 66,536               2.34%              $ 71,511             2.24%
Home Equity Platform            24,051               4.82                 14,491             5.40
Auto Platform (1)               34,234               4.85                 22,650             6.54
Commercial Platform             10,472              11.89                  7,834            16.58
                              --------              -----               --------            -----
   Total                      $135,293               3.26%              $116,486             3.03%
                              ========              =====               ========            =====


(1) The Auto Platform commenced its leasing activities effective April 1, 1998. The Auto Platform's margin does not reflect the tax benefit associated with its leasing activities (that is, the losses generated for income tax purposes during the early lease periods).

     The increases in normalized net interest income and net interest margin, as compared with the respective prior periods, were largely attributable to higher net rental income from our auto leasing activities and increases in average interest-earning assets, partially offset by growth in our auto leases, which generate yields that are lower at the inception of the lease and then increase over the term of the lease, combined with the impact of the 9.76% Capital Securities issued on December 21, 1998.

                                FMAC ACQUISITION

     On March 11, 1999, we signed a definitive merger agreement with southern California-based FMAC. Under the terms of the definitive agreement, as amended on August 25, 1999, we will acquire all of the common stock of FMAC for consideration valued at approximately $275 million. Each share of FMAC common stock will be exchanged for, at the election of the holder, either $9.80 in cash, or 0.5444 shares of our common stock. In total, the elections for cash are limited to 15% of the shares of FMAC common stock outstanding immediately prior to closing and the elections for our common stock are limited to 85% of the shares of FMAC common stock outstanding immediately prior to closing. The definitive agreement also provides for additional payments of up to $30 million in connection with the earn-out provision of FMAC's April 1998 purchase of Bankers Mutual, a multi-family lending division of FMAC, $7.5 million of which was paid by FMAC during the second quarter of 1999. We have received all regulatory and shareholder approvals for the merger, which is targeted to close on November 1, 1999. Upon consummation of the transaction, we will contribute substantially all of FMAC's assets and liabilities to our wholly owned subsidiary, Bay View Bank.

                   LUTHER BURBANK SAVINGS BRANCH ACQUISITIONS

     On July 8, 1999, we announced a definitive agreement with Luther Burbank Savings, a savings bank headquartered in Santa Rosa, California, whereby we acquired Luther Burbank Savings' Mill Valley and Novato, California branches. These two branches represent approximately $117 million in deposits. In accordance with the agreement, we paid a 5.25% deposit premium. The transaction closed on September 25, 1999, and these two branches are now operating as Bay View Bank branches.

                    BAY VIEW BANK SUBORDINATED NOTES ISSUANCE

     On August 18, 1999, Bay View Bank, our wholly owned subsidiary, issued $50 million of 10% Subordinated Notes. The Subordinated Notes, which mature in August 2009, qualify as Tier 2 capital for regulatory purposes, supporting future asset growth. The proceeds from the notes will be used for, among other things, the payment of dividends to us to partially fund our pending acquisition of FMAC and for our general corporate purposes.

                            SHARE REPURCHASE PROGRAM

     In August 1998, our Board of Directors authorized a total of $50 million in share repurchases. Since August 1998, we have repurchased 1,656,500 shares at an average cost of $19.59. At September 30, 1999, we had approximately $17.6 million in remaining authorization available for future share repurchases. We intend to continue share repurchases prospectively, subject to our projected and actual capital needs, and to measure acquisition and other investment
opportunities   relative  to  the  risk-free   returns   associated  with  share
repurchases.

                                    YEAR 2000

GENERAL

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 which, in turn, could result in system failures or miscalculations causing disruptions in our operations and the operations of our suppliers and customers.

         The potential impact of Year 2000 compliance issues on the financial services industry could be material, as virtually every aspect of the industry and processing of transactions will be affected. Due to the size of the task facing the financial services industry and the interdependent nature of its transactions, we may be adversely affected by this problem, depending on whether we and the entities with which we do business address the issue successfully. The impact of Year 2000 issues on us will depend not only on corrective actions that we take, but also on the way in which Year 2000 issues are addressed by governmental agencies, businesses and other third parties that provide services or data to us, or receive services or data from us, or whose financial condition or operational capability is important to us.

         Financial institution regulators have continued to increase their focus upon Year 2000 compliance issues and have issued guidance concerning the responsibilities of an institution's senior management and directors. The Federal Financial Institutions Examination Council, an oversight authority for financial institutions, has issued several interagency statements on Year 2000 project management awareness. These statements require financial institutions to, among other things, examine the Year 2000 implications of their reliance on vendors and the potential impact of Year 2000 issues on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the Year 2000 issue. In addition, federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as Bay View Bank. The federal banking agencies have asserted that Year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory examinations and thus, that an institution's failure to appropriately address the Year 2000 issue could result in supervisory action, including a reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil monetary penalties.

OUR STATE OF READINESS

         We rely upon third-party software vendors and data processing service providers for the majority of our electronic data processing and do not operate any proprietary programs which are critical to our operations. Thus, our focus is to monitor the progress of our primary software and data processing service providers toward resolving Year 2000 compliance issues and perform tests associated with our actual data in simulated processing of future-sensitive dates.

         Our Year 2000 compliance program has been divided into the following phases:

         1. Inventorying Year 2000 items;
         2. Assessing the Year 2000 compliance of items determined to be material to us;
         3. Upgrading or replacing material items that are determined not to be Year 2000 compliant and testing material items;
         4. Designing and implementing contingency and business continuation plans; and
         5. Assessing the status of third-party risks.

         In the first phase, we conducted a thorough evaluation of current information technology systems, software and embedded technologies, resulting in the identification of 16 mission critical systems that could be affected by Year 2000 issues. Non-information technology systems such as climate control systems, elevators and vault security equipment were also surveyed. This phase of the Year 2000 compliance program is substantially complete.

     In the second phase, results from the systems inventory were assessed to determine the Year 2000 impact and what actions were required to obtain Year 2000 compliance. For our internal systems, actions needed ranged from third-party vendor application upgrades to PC, server and network equipment replacement. Further, we surveyed information regarding Year 2000 readiness for our material third-party suppliers of information systems and services. This phase of the Year 2000 compliance program is substantially complete.

     The third phase includes the upgrading, replacement and/or refinement of systems and testing. The software conversion of our mission critical systems is substantially complete. Each of the upgrades or replacements, to the extent economically feasible, is tested to see how well it integrates with our overall data processing environment. Final "future-date" testing of system upgrades and replacements is substantially complete.

     The fourth phase relates to contingency plans. While we are reasonably certain that our internal Year 2000 compliance program will be successful, there could be other external operational issues regarding the Year 2000 process that may prevent us from successfully implementing our Year 2000 compliance program. If these other external operational issues occur and remain unresolved, we could be required to implement a contingency plan for Year 2000 compliance. Our Year 2000 contingency plans are substantially complete.

     The final phase, assessing external third-party risks, includes the process of identifying and prioritizing critical suppliers and customers at the direct interface level, as well as other material relationships with third parties, including various exchanges, clearing houses, other banks, telecommunication companies, and public utilities. This evaluation includes communicating with the third parties about their plans and progress in addressing Year 2000 issues. Detailed evaluations of the most critical third parties are substantially complete with follow-up reviews scheduled through the remainder of 1999.

     Our total costs associated with required modifications to become Year 2000 compliant are estimated at approximately $1.9 million, a portion of which has been, and will continue to be, a reallocation of internal resources and, therefore, does not represent incremental expense to us. The total amount of pre-tax costs incurred through September 30, 1999 related to the Year 2000 issue was approximately $1.3 million.

RISKS

     Failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting primarily from the uncertainty of the Year 2000 readiness of third-party suppliers and customers, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity and financial condition. Our Year 2000 compliance program will reduce levels of uncertainty about Year 2000 issues including questions as to the compliance and readiness of our material third-party providers. We believe that the implementation of new and/or upgraded business systems and completion of the Year 2000 compliance program has significantly reduced the possibility of major interruptions to normal operations.

                                     GENERAL

     Bay View Capital Corporation is a $5.9 billion diversified financial services holding company headquartered in San Mateo, California. Our business activities are concentrated within three principal subsidiaries: Bay View Bank, which includes our Banking and Home Equity Platforms; Bay View Acceptance
Corporation, our Auto Platform; and Bay View Commercial Finance Group, our Commercial Platform.

     Bay View Bank operates 57 full-service branches throughout the greater San Francisco Bay Area and one branch in southern California. Bay View Acceptance Corporation operates loan production offices in California, Texas and throughout the western United States. Bay View Commercial Finance Group operates loan production offices throughout the United States.

                           FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements which describe our future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements that we anticipate. Factors that might affect forward- looking statements include, among other things:

      o  the demand for our products;

      o  actions taken by our competitors;

      o  tax rate changes, new tax laws and revised tax law interpretations;

      o  adverse changes occurring in securities markets;

      o inflation and changes in prevailing interest rates that reduce our margins or the fair value of the financial instruments we hold;

      o economic or business conditions, either nationally or in our market areas, that are worse than we expect;

      o  legislative or regulatory changes that adversely affect our business;

      o  our inability to identify suitable future acquisition candidates;

      o the timing, impact and other uncertainties of our future acquisitions and our success or failure in the integration of their operations;

      o our ability to enter new geographic and product markets successfully and capitalize on available growth opportunities;

      o technological changes, including the year 2000 issue, that are more difficult or expensive than we expect;

      o  increases in delinquencies and defaults by our borrowers;

      o  increases in our provision for losses on loans and leases;

      o  increased  costs  or  other   difficulties   relating  to  the  pending
         acquisition of Franchise Mortgage Acceptance Company;

      o  our   inability   to  sustain  or  improve  the   performance   of  our
         subsidiaries;

      o  our  inability to achieve the financial  goals in our strategic  plans,
         including  any  financial  goals  related  to  both   contemplated  and
         consummated acquisitions;

      o  the outcome of lawsuits or regulatory disputes;

      o  credit and other risks of lending,  leasing and investment  activities;
         and

      o our inability to use the net operating loss carryforwards we currently have.

     As a result of the above, we cannot assure you that our future results of operations or financial condition or any other matters will be consistent with those presented in any forward-looking statements. Accordingly, we caution you not to rely on these forward-looking statements. We do not undertake, and specifically disclaim any obligation, to update these forward-looking statements, which speak only as of the date made.

                          BAY VIEW CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (Unaudited)
                                                                                             September 30,    December 31,
                                                                                                1999             1998
                                                                                             --------------  -------------
                                                                                                 (Dollars in thousands)
ASSETS

Cash and cash equivalents:
   Cash and due from depository institutions                                                  $    45,382    $    37,296
   Short-term investments                                                                          73,937        167,890
                                                                                              -----------    -----------
                                                                                                  119,319        205,186
Securities available-for-sale:
   Investment securities                                                                            4,024          5,319
   Mortgage-backed securities                                                                      11,002         13,616

Securities held-to-maturity:
   Investment securities                                                                            9,997              -
   Mortgage-backed securities                                                                     576,396        621,773

Loans and leases held-for-sale                                                                     56,730              -
Loans and leases held-for-investment, net of allowance for losses                               4,414,117      4,191,269
Investment in operating leased assets, net                                                        399,452        183,453
Investment in stock of the FHLB of San Francisco                                                   81,929         90,878
Investment in stock of the Federal Reserve Bank                                                    13,395              -
Real estate owned, net                                                                              1,639          2,666
Premises and equipment, net                                                                        21,852         24,727
Intangible assets                                                                                 131,300        134,088
Other assets                                                                                      104,852        123,257
                                                                                              -----------    -----------
Total assets                                                                                  $ 5,946,004    $ 5,596,232
                                                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Transaction accounts                                                                       $ 1,755,989    $ 1,627,275
   Retail certificates of deposit                                                               1,620,784      1,642,362
   Brokered certificates of deposit                                                               299,574              -
                                                                                              -----------    -----------
                                                                                                3,676,347      3,269,637
Advances from the FHLB of San Francisco                                                         1,461,700      1,653,300
Securities sold under agreements to repurchase                                                     28,749         25,302
Other borrowings                                                                                  119,122          5,077
Subordinated Notes, net                                                                           149,485         99,437
Senior Debentures                                                                                       -         50,000
Other liabilities                                                                                  31,949         25,668
                                                                                              -----------    -----------
Total liabilities                                                                               5,467,352      5,128,421
                                                                                              ===========    ===========
Guaranteed Preferred Beneficial Interest in our Junior
      Subordinated Debentures ("Capital Securities")                                               90,000         90,000
Stockholders' equity:
   Serial preferred stock: Authorized, 7,000,000 shares; Outstanding-none                               -              -
   Common stock ($.01 par value): Authorized, 60,000,000 shares;
     issued, 9/30/99-20,406,751 shares; 12/31/98-20,376,251 shares;
     outstanding, 9/30/99-18,684,137 shares; 12/31/98-19,113,637 shares                               204            204

   Additional paid-in capital                                                                     251,406        251,010
   Retained earnings (substantially restricted)                                                   173,670        155,715

Treasury stock, at cost, 9/30/99-1,722,614  shares; 12/31/98-1,262,614 shares                     (33,538)       (25,157)
   Accumulated other comprehensive income:
     Unrealized loss on securities available-for-sale (net of tax)                                   (281)          (202)

   Debt of Employee Stock Ownership Plan                                                           (2,809)        (3,759)
                                                                                              -----------    -----------
Total stockholders' equity                                                                        388,652        377,811
                                                                                              -----------    -----------
Total liabilities and stockholders' equity                                                    $ 5,946,004    $ 5,596,232
                                                                                              ===========    ===========

                          BAY VIEW CAPITAL CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (Unaudited)
                                                                              Three Months Ended
                                                                    ---------------------------------------
                                                                    September 30,   June 30,  September 30,
                                                                       1999          1999        1998
                                                                    ------------- ----------  -------------
                                                              (Amounts in thousands, except per share amounts)
Interest income:
   Interest on loans and leases                                      $  92,583    $  90,914    $  91,531
   Interest on mortgage-backed securities                                9,573        8,798       10,054
   Interest and dividends on investment securities                       2,742        3,004        2,983
                                                                     ---------    ---------    ---------
                                                                       104,898      102,716      104,568
Interest expense:
   Interest on deposits                                                 35,984       33,475       36,507
   Interest on borrowings                                               23,629       23,337       25,270
   Interest on Senior Debentures and Notes                               2,995        3,158        3,527
                                                                     ---------    ---------    ---------
                                                                        62,608       59,970       65,304
Net interest income                                                     42,290       42,746       39,264
Provision for losses on loans and leases                                 7,000        6,800        2,754
                                                                     ---------    ---------    ---------
Net interest income after provision for losses on loans and leases      35,290       35,946       36,510

Noninterest income:
   Leasing income                                                       16,556       13,094        3,637
   Loan fees and charges                                                 2,128        1,783        1,500
   Account fees                                                          1,783        1,778        1,806
   Sales commissions                                                     1,266        1,300        1,111
   Gain (loss) on sale of loans and leases and securities                2,398          (19)         655
   Other, net                                                              124          179          287
                                                                     ---------    ---------    ---------
                                                                        24,255       18,115        8,996
Noninterest expense:
   General and administrative                                           26,769       25,879       30,246
   Leasing expenses                                                     11,313        8,938        2,459
   Dividend expense on Capital Securities                                2,233        2,234            -
   Real estate owned operations, net                                       (83)         (57)         (27)
   Net recoveries on real estate                                             -            -           19
   Amortization of intangible assets                                     2,745        2,883        2,864
                                                                     ---------    ---------    ---------
                                                                        42,977       39,877       35,561
Income before income tax expense                                        16,568       14,184        9,945
Income tax expense                                                       7,534        6,648        4,920
                                                                     ---------    ---------    ---------
Net income                                                           $   9,034    $   7,536    $   5,025
                                                                     =========    =========    =========
Basic earnings per share                                             $    0.48    $    0.40    $    0.25
                                                                     =========    =========    =========
Diluted earnings per share                                           $    0.48    $    0.40    $    0.25
                                                                     =========    =========    =========
Average basic shares outstanding                                        18,749       18,746       20,095
                                                                     =========    =========    =========
Average diluted shares outstanding                                      18,865       18,874       20,335
                                                                     =========    =========    =========
Net income                                                           $   9,034    $   7,536    $   5,025
Other comprehensive income, net of tax:
  Unrealized loss on securities  available-for-sale,
  net of tax benefit of $48, $56 and $608 for the
  three months ended September 30, 1999, June 30,
  1999 and September 30, 1998, respectively                                (68)         (80)        (862)
                                                                     ---------    ---------    ---------
Comprehensive income                                                 $   8,966    $   7,456    $   4,163
                                                                     =========    =========    =========

                          BAY VIEW CAPITAL CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (UNAUDITED)
                                                                               Nine Months Ended
                                                                        -----------------------------
                                                                        September 30,   September 30,
                                                                           1999            1998
                                                                        -------------   -------------
                                                                        (Amounts in thousands, except
                                                                               per share amounts)
Interest income:
   Interest on loans and leases                                          $ 270,615        $ 257,447
   Interest on mortgage-backed securities                                   27,769           38,598
   Interest and dividends on investment securities                           9,251            7,935
                                                                         ---------        ---------
                                                                           307,635          303,980
Interest expense:
   Interest on deposits                                                    103,061          115,105
   Interest on borrowings                                                   69,075           63,753
   Interest on Senior Debentures and Notes                                   9,680           10,580
                                                                         ---------        ---------
                                                                           181,816          189,438
Net interest income                                                        125,819          114,542
Provision for losses on loans and leases                                    19,111            5,114
                                                                         ---------        ---------
Net interest income after provision for losses on loans and leases         106,708          109,428

Noninterest income:
   Leasing income                                                           39,308            4,689
   Loan fees and charges                                                     5,912            4,938
   Account fees                                                              5,215            4,725
   Sales commissions                                                         3,747            2,965
   Gain on sale of loans and leases and securities                           2,379            1,067
   Other, net                                                                1,776              943
                                                                         ---------        ---------
                                                                            58,337           19,327
Noninterest expense:
   General and administrative                                               78,804           87,218
   Leasing expenses                                                         26,932            3,167
   Dividend expense on Capital Securities                                    6,702                -
   Real estate owned operations, net                                          (123)            (105)
   Net losses (recoveries) on real estate                                       17              (89)
   Amortization of intangible assets                                         8,532            8,475
                                                                         ---------        ---------
                                                                           120,864           98,666
Income before income tax expense                                            44,181           30,089
Income tax expense                                                          20,478           14,769
                                                                         ---------        ---------
Net income                                                               $  23,703        $  15,320
                                                                         =========        =========
Basic earnings per share                                                 $    1.25        $    0.76
                                                                         =========        =========
Diluted earnings per share                                               $    1.25        $    0.74
                                                                         =========        =========
Average basic shares outstanding                                            18,884           20,224
                                                                         =========        =========
Average diluted shares outstanding                                          19,021           20,570
                                                                         =========        =========
Net income                                                               $  23,703        $  15,320
Other comprehensive income, net of tax:
  Unrealized  gain (loss) on securities  available-for-sale, net of tax expense (benefit) of ($56) and $1 for the nine
  months ended September 30, 1999 and September 30, 1998,
  respectively                                                                 (79)               2
                                                                         ---------        ---------
Comprehensive income                                                     $  23,624        $  15,322
                                                                         =========        =========

                                       29

                          BAY VIEW CAPITAL CORPORATION
                             SELECTED FINANCIAL DATA
                                   (UNAUDITED)

                                                                 September 30,         June 30,           December 31,
                                                                    1999                 1999                1998
                                                                 -------------       ------------       --------------
                                                                   (Amounts in thousands, except per share amounts)

PER SHARE DATA:
   Book value per share                                          $     20.80         $     20.40         $     19.77
   Tangible book value per share                                 $     13.77         $     13.52         $     12.75

LOANS AND LEASES RECEIVABLE:
   Banking Platform:
      Mortgage loans
        Single-family                                            $ 1,114,332         $ 1,185,048         $ 1,515,413
        Multi-family                                                 596,945             990,290           1,015,980
        Commercial real estate                                       322,031             325,342             338,220
      Franchise loans                                                747,657             487,112                   -
      Asset-based participation loans                                 58,601              54,113              18,322
      Other                                                           38,046              27,574              39,039
                                                                 -----------         -----------         -----------
                                                                   2,877,612           3,069,479           2,926,974

   Home Equity Platform                                              704,895             619,148             622,797
   Auto Platform                                                     713,387             638,838             546,806
   Commercial Platform                                               148,526             124,821              94,888
                                                                 -----------         -----------         -----------
   Gross loans and leases                                          4,444,420           4,452,286           4,191,465
   Premiums and discounts and deferred fees and costs                 71,773              65,754              45,209
   Allowance for loan and lease losses                               (45,346)            (44,453)            (45,405)
                                                                 -----------         -----------         -----------
   Net loans and leases                                          $ 4,470,847         $ 4,473,587         $ 4,191,269
                                                                 ===========         ===========         ===========
OTHER DATA:
   Employees (FTE): Bay View Capital Corporation                         121                 112                 111
                    Bay View Bank, N.A                                   597                 591                 618
                    Bay View Acceptance Corporation                      153                 147                 156
                    Bay View Commercial Finance Group                     66                  64                  59
                                                                 -----------         -----------         -----------
                    Total                                                937                 914                 944
                                                                 ===========         ===========         ===========
   GAAP capital ratio (1)                                                6.5%                6.5%                6.8%

   Bay View Bank regulatory capital ratios
     Tier 1 leverage ratio                                           N/A (2)                7.14%               6.37%
     Tier 1 risk-based ratio                                         N/A (2)                9.31%               9.24%
     Total risk-based ratio                                          N/A (2)               10.33%              10.42%

   Bay View Capital Corporation regulatory capital ratios
     Tier 1 leverage ratio                                           N/A (2)                5.76%            N/A (3)
     Tier 1 risk-based ratio                                         N/A (2)                7.37%            N/A (3)
     Total risk-based ratio                                          N/A (2)               10.82%            N/A (3)


(1) GAAP capital ratio is defined as total stockholders' equity divided by total assets.
(2)     September 30, 1999 regulatory capital ratios are not yet available.
(3) Prior to March 1, 1999, the holding company was not subject to these specific capital requirements.



                                                                  Average Balances, Yields and Rates (Unaudited)
                                             ---------------------------------------------------------------------------------------
                                                           Three Months Ended                           Three Months Ended
                                                           September 30, 1999                           September 30, 1998
                                            -------------------------------------------      ---------------------------------------
                                               Average                        Average          Average                     Average
                                               Balance        Interest       Yield/Rate        Balance        Interest    Yield/Rate
                                            ------------     ----------      ----------      -----------      --------    ----------
                                                                                       (Dollars in thousands)
         ASSETS
Interest-earning assets:

Loans and leases receivable                 $ 4,468,535      $  92,583         8.23%         $4,373,323       $ 91,531      8.36%

Mortgage-backed securities (1)                  594,194          9,573         6.47             632,638         10,054      6.36
Investments (1)                                 228,936          2,742         5.26             188,642          2,983      6.29
                                            -----------      ---------         ----          ----------       --------      ----


Total interest-earning assets                 5,291,665        104,898         7.90           5,194,603        104,568      8.04
                                                             ---------         ----                           --------      ----

Other assets                                    583,043                                         398,032
                                            -----------                                      ----------
Total assets                                $ 5,874,708                                      $5,592,635
                                            -----------                                      ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:

  Deposits                                  $ 3,526,246      $  35,984         4.05%        $  3,287,430      $ 36,507      4.40%

  Borrowings (2)                              1,864,073         26,624         5.66            1,869,790        28,797      6.12
                                            -----------      ---------         ----          ----------       --------      ----

Total interest-bearing liabilities            5,390,319         62,608         4.60            5,157,220        65,304      5.03
                                                             ---------         ----                           --------      ----
Other liabilities                                98,233                                           46,433
                                            -----------                                      -----------
Total liabilities                             5,488,552                                        5,203,653
Stockholders' equity                            386,156                                          388,982
                                            -----------                                      -----------
Total liabilities and stockholders' equity  $ 5,874,708                                     $  5,592,635
                                            -----------                                      -----------

Net interest income/net interest spread                      $  42,290         3.30%                          $ 39,264      3.01%
                                                             =========         =====                          ========      =====

Net interest-earning assets (liabilities)   $   (98,654)                                    $     37,383
                                            -----------                                      ----------

Net interest margin (3)                                                        3.21%                                        3.05%
                                                                               =====                                        =====



(1) Average balances and yields for securities and other investments classified as available-for-sale are based on historical amortized cost.


(2) Interest expense for borrowings includes interest expense on interest rate swaps of $0.7 million and $0.4 million for the three months ended September 30, 1999 and 1998, respectively. Interest expense for borrowings excludes expenses related to our Capital Securities.

(3) Annualized net interest income divided by average interest-earning assets.



                                                                  Average Balances, Yields and Rates (Unaudited)
                                             ---------------------------------------------------------------------------------------
                                                           Nine Months Ended                            Nine Months Ended
                                                           September 30, 1999                           September 30, 1998
                                            -------------------------------------------      ---------------------------------------
                                               Average                        Average          Average                     Average
                                               Balance        Interest       Yield/Rate        Balance        Interest    Yield/Rate
                                            ------------     ----------      ----------      -----------      --------    ----------
                                                                                       (Dollars in thousands)
         ASSETS
Interest-earning assets:

Loans and leases receivable                 $ 4,392,919      $ 270,615         8.24%         $4,124,300       $257,447      8.33%

Mortgage-backed securities (1)                  584,325         27,769         6.35             787,617         38,598      6.53
Investments (1)                                 229,069          9,251         5.15             167,097          7,935      6.28
                                            -----------      ---------         ----          ----------       --------      ----


Total interest-earning assets                 5,206,313        307,635         7.89           5,079,014        303,980      7.98
                                                             ---------         ----                           --------      ----

Other assets,                                   548,686                                         380,169
                                            -----------                                      ----------
Total assets                                $ 5,754,999                                      $5,459,183
                                            -----------                                      ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:

  Deposits                                  $ 3,388,587      $ 103,061         4.07%        $  3,424,222      $115,105      4.49%

  Borrowings (2)                              1,860,477         78,755         5.64            1,577,733        74,333      6.29
                                            -----------      ---------         ----          -----------      --------      ----

Total interest-bearing liabilities            5,249,064        181,816         4.62            5,001,955       189,438      5.06
                                                             ---------         ----                           --------      ----
Other liabilities                               124,083                                           68,314
                                            -----------                                      -----------
Total liabilities                             5,373,147                                        5,070,269
Stockholders' equity                            381,852                                          388,914
                                            -----------                                      -----------
Total liabilities and stockholders' equity  $ 5,754,999                                     $  5,459,183
                                            -----------                                      -----------

Net interest income/net interest spread                      $ 125,819         3.27%                          $114,542      2.92%
                                                             =========         =====                          ========      =====

Net interest-earning assets (liabilities)   $   (42,751)                                    $     77,060
                                            -----------                                      ----------

Net interest margin (3)                                                        3.23%                                        3.00%
                                                                               =====                                        =====




(1) Average balances and yields for securities and other investments classified as available-for-sale are based on historical amortized cost.

(2) Interest expense for borrowings includes interest expense on interest rate swaps of $2.7 million and $1.6 million for the nine months ended september 30, 1999 and 1998, respectively. Interest expense for borrowings excludes expenses related to our capital securities.

(3) Annualized net interest income divided by average interest-earning assets.